Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of February 14, 2020, by and between MYOS RENS Technology Inc., a Nevada corporation (the “Company”), and Transhare, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and Island Stock Transfer previously entered into a Rights Agreement, dated as of February 14, 2017 (as amended, the “Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement);

WHEREAS, the Company has appointed the Rights Agent to serve as the successor rights agent and the Rights Agent has agreed to serve in such position;

WHEREAS, Section 27 of the Agreement provides, among other things, that prior to such time as any Person becomes an Acquiring Person, the Company and the Rights Agent may from time to time supplement or amend the Agreement in any respect without the approval of any holders of certificates representing Common Stock;

WHEREAS, no Person has become an Acquiring Person on or prior to the date hereof;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to amend the Agreement as set forth herein; and

WHEREAS, the Board has authorized and approved this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to amend the Agreement as follows and directs the Rights Agent to execute this Amendment:

1. Section 7 of the Agreement is hereby amended as follows:

(a) Clause (a) shall be removed and replaced with the following:

“Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, in the restrictions on exercisability set forth in Sections 9(c), 11(a)(iii) and 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each one one-thousandth of a share of Preferred Stock (or Common Stock, other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earliest of: (i) the Close of Business on February 14, 2021 (the “Final Expiration Date”); (ii) the time at which the Rights are redeemed pursuant to Section 23 hereof (the “Redemption Date”); (iii) the time at which the Rights are exchanged pursuant to Section 24 hereof (the “Exchange Date”); or (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13(f) at which time the Rights are terminated; (the earliest of (i), (ii) (iii) and (iv) being herein referred to as the “Expiration Date”).”

2. Section 24 of the Agreement is hereby amended as follows:

(a) Clause (a) shall be removed and replaced with the following:

“The Board may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 7(e) hereof) for shares of Common Stock at an exchange ratio of ten shares of Common Stock per each outstanding Right, as appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). Notwithstanding the foregoing, the Board is not empowered to effect such exchange at any time after any Acquiring Person, together with all of its Related Persons, becomes the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding. The exchange of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. From and after the occurrence of a Flip-Over Event, any Rights that theretofore have not been exchanged pursuant to this Section 24(a) will thereafter be exercisable only in accordance with Section 13 hereof and may not be exchanged pursuant to this Section 24(a).”

3. Exhibit B to the Agreement is hereby amended as follows:

(a) The reference to “February 14, 2020” on page B-1 shall be removed and replaced with “February 14, 2021”.

(b) The reference to “exchange ratio of two shares of Common Stock” on page B-2 shall be removed and replaced with “exchange ratio of ten shares of Common Stock”.

4. Exhibit C to the Agreement is hereby amended as follows:

(a) The references to “February 14, 2020” in Exhibit C shall be removed and replaced with “February 14, 2021”.

(b) The reference to “exchange ratio of two shares of Common Stock” on page C-2 shall be removed and replaced with “exchange ratio of ten shares of Common Stock”.

5. This Amendment is effective as of the date first set forth above.

6. This Amendment may be executed in any number of counterparts; each such counterpart shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

7. The undersigned representative of the Company hereby certifies in such capacity to the Rights Agent that he is the duly elected and qualified Chief Executive Officer of the Company and that this Amendment is in compliance with the terms of Section 27 of the Agreement.

8. Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

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[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

MYOS RENS TECHNOLOGY INC.

By:	/s/ Joseph Mannello
Name:	Joseph Mannello
Title:	Chief Executive Officer

TRANSHARE

By:	/s/ Kimberly Whiteside
Name:	Kimberly Whiteside
Title:	Director of Operations

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